                                                                  RULE 424(B)(3)
                                               REGISTRATION STATEMENT 333-109146

                              PROSPECTUS SUPPLEMENT

                               DATED JULY 9, 2004

                                       TO

                       PROSPECTUS DATED DECEMBER 18, 2003

                     ---------------------------------------

                              EMPIRE RESORTS, INC.

                     ---------------------------------------

            This Prospectus Supplement, dated July 9, 2004 ("Supplement No. 4"), supplements  that certain  Prospectus  dated  December  18, 2003 (the  "Original
Prospectus"), as supplemented by those certain Prospectus Supplements dated June
17,  2004,  June  18,  2004  and  June 28,  2004  (together  with  the  Original
Prospectus,  the  "Prospectus")  and  should  be read in  conjunction  with  the
Prospectus.

                              SELLING SHAREHOLDERS

            The following  updates the table under the section entitled "Selling
Shareholders" of the Prospectus with respect to the  shareholders  listed on the table below,  to account for sales and  transfers of shares listed in such table that  Empire  Resorts  is  aware  of  since  the  date of the  Prospectus.  Such transactions are as follows:

            o    on June 28,  2004,  Monticello  Realty  sold  35,000  shares of
                 common  stock  of  Empire   Resorts  in  accordance   with  the
                 Prospectus' Plan of Distribution;

            o    on June 29,  2004,  Monticello  Realty  sold  11,000  shares of
                 common  stock  of  Empire   Resorts  in  accordance   with  the
                 Prospectus' Plan of Distribution;

            o    on June 30,  2004,  Monticello  Realty  sold  10,000  shares of
                 common  stock  of  Empire   Resorts  in  accordance   with  the
                 Prospectus' Plan of Distribution

            o    on July 1, 2004, Monticello Realty sold 20,000 shares of common stock of Empire Resorts in accordance with the Prospectus' Plan of Distribution;

            o    the June 2, 2004 transfer by gift by Americas Tower Partners of
                 8,000  shares of common  stock of Empire  Resorts to Joseph and
                 Ronit  Razon as  Custodians  for Rivka  Razon,  Ariel Razon and
                 Victor Razon was amended as follows:

                 o      2,668  shares to  Joseph  Razon as  Custodian  for Rivka
                        Razon,

                 o      2,666  shares to  Joseph  Razon as  Custodian  for Ariel
                        Razon, and

                 o      2,666  shares to Joseph  Razon as  Custodian  for Victor
                        Razon; and

            o   on June 28,  2004,  Phillip  Carter  transferred  by gift 20,000 shares of common stock of Empire  Resorts to the Rudolf  Steiner
                School located in New York, New York.

        The  table,  therefore,  is  amended  as  follows in order to (i) remove
        Joseph and Ronit Razon as  Custodians  for Rivka Razon,  Ariel Razon and
        Victor Razon as a Selling Stockholder,  (ii) add each of Joseph Razon as
        Custodian  for Rivka Razon,  Joseph Razon as Custodian  for Ariel Razon,
        Joseph  Razon as  Custodian  for Victor  Razon and the  Rudolph  Steiner
        School as Selling  Stockholders  and (iii)  update the  holdings of both
        Monticello Realty and Philip Carter:

                                                                                Shares of Empire Resorts'
                                                                                   Common Stock to be
                                                                                Owned after the Offering
                                                                                ------------------------
                                   Shares of Empire
                                    Resorts' Common       Shares of Empire
                                      Stock Owned              Resorts'
      Name of Selling              Immediately Prior        Common Stock
        Stockholder                 to the Offering         to be Offered       Amount          Percent
        -----------                 ---------------         -------------       ------          -------

Monticello Realty                     1,579,668              1,579,668            --              --

Joseph Razon as Custodian
for Rivka Razon                           2,668                  2,668            --              --

Joseph Razon as Custodian
for Ariel Razon                           2,666                  2,666            --              --

Joseph Razon as Custodian
for Victor Razon                          2,666                  2,666            --              --

Phillip Carter                          334,429                334,429            --              --

Rudolf Steiner School                    20,000                 20,000            --              --

            All provisions of the Prospectus  not  specifically  amended by this
Supplement No. 4 remain in full force and effect.

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            Please insert this  Supplement No. 4 into your Prospectus and retain both this Supplement No. 4 and the Prospectus for future reference. If you would like to receive a copy of the Prospectus,  as supplemented to date, please write to Empire Resorts'  Corporate  Secretary at c/o Monticello  Raceway,  Route 17B,
P.O. Box 5013, Monticello, New York 12701 or call (845) 794-4100.

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